Exhibit 99.1

Cendant Corporation Agrees To Acquire Leading
European Online Travel Provider ebookers plc

•	Cendant to acquire ebookers plc (“ebookers”) for 320 pence per ebookers share (or US$12.38 per ADS) in cash, valuing ebookers’ issued share capital at approximately £209.0 million ($404.3 million); £170.3 million ($329.6 million) net of assumed debt and acquired cash as of September 30, 2004

•	Irrevocable undertakings in favour of the acquisition received from ebookers’ shareholders representing 41.4% of ebookers’ shares

NEW YORK and LONDON, December 2, 2004: Cendant Corporation (NYSE: CD) and ebookers (LSE: EBR, NASDAQ: EBKR) announced today that their respective boards have agreed to the terms of a recommended cash acquisition of ebookers by a wholly-owned subsidiary of Cendant, which is expected to be effected by means of a scheme of arrangement under section 425 of the UK Companies Act of 1985 (the "acquisition"). The acquisition is expected to be neutral to Cendant’s earnings in 2005 due to non-recurring integration costs, and is projected to benefit Cendant’s earnings per share by between $0.02 and $0.03 in 2006.1

Under the terms of the acquisition, ebookers’ shareholders will be entitled to receive 320 pence per ebookers share in cash, valuing ebookers’ issued share capital at approximately £209.0 million ($404.3 million). As of September 30, 2004, ebookers had gross debt of approximately £18.1 million ($35.0 million) and cash at bank and in hand of approximately £56.7 million ($109.7 million). Holders of ebookers’ American Depositary Shares (“ADSs”) will be entitled to receive 640 pence per ebookers’ ADS in cash (equivalent to $12.38). The acquisition is expected to be completed in the first quarter of 2005.

Cendant has received irrevocable undertakings to vote in favour of the acquisition from ebookers' shareholders, including Flightbookers Investments Limited, which is controlled by a trust in which Dinesh Dhamija, Chairman and CEO of ebookers, has an interest, in respect of approximately 27 million shares, representing approximately 41.4% of ebookers’ share capital.

ebookers is a leading pan-European online travel agency with Web sites servicing 13 European countries - Austria, Belgium, Denmark, Finland, France, Germany, Ireland, The Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. ebookers specialises in the mid and long-haul leisure segments of the European travel industry.

“ebookers will serve as the foundation for Cendant’s online travel consumer vertical in Europe. The addition of ebookers to our portfolio of travel distribution businesses immediately strengthens Cendant’s position as one of the world’s leading online travel distributors, and provides a foundation for significant growth opportunities in the fast-growing European online travel segment” said Samuel L. Katz, Chairman and CEO,

Cendant Travel Distribution Services Division.  “This transaction is an integral part of our continuing effort to expand our global ‘order making’ capabilities through both our existing businesses and through strategic ‘tuck-ins’. The combination of Cendant TDS and ebookers addresses the needs of the rapidly changing travel environment in Europe by enabling consumers, suppliers and travel agencies to benefit from richer content, wider distribution and increased value.

“Recent industry research suggests that online penetration of the travel market in Europe is less than 10% of gross bookings, compared to more than 30% in the U.S. providing us with the potential for significant growth.”

Gordon Wilson, Managing Director for Cendant TDS International Markets division, said “This is a clear example of TDS delivering on its stated strategy of integrating its travel assets throughout the distribution chain to become a multi-channel distributor of the richest travel inventory. We are looking forward to working closely with ebookers’ outstanding team to build on their considerable achievements.”

Dinesh Dhamija, Chairman and CEO of ebookers said, “ebookers has become a leader in European online travel and today’s transaction represents a logical next step in the Company’s development. Within the Cendant group, ebookers will be well placed to take the business to the next level, building on our existing strengths in Europe, and excellence in value-add services such as long haul and hotels. This is good news for our customers, our shareholders and our employees.”

Dinesh Dhamija will resign his position with ebookers after the acquisition is completed but will remain available to Cendant in a consulting capacity.

The acquisition provides for synergies in content, technology, fulfilment and operations, with Cendant’s current operations across the UK and Europe. Cendant plans to build on ebookers’ strength in the long and medium-haul segments, by augmenting it with Cendant’s long-haul destination ground product, such as hotels and rental cars, through its other travel businesses including Travel 2, HotelClub.com, Lodging.com and Orbitz. Cendant also plans to introduce short-haul/city break product through HotelClub.com and its vacation rental group and timeshare businesses.

Citigroup Global Markets Limited served as financial advisor to Cendant and Skadden Arps Slate Meagher & Flom (UK) LLP acted as its legal advisor.  Credit Suisse First Boston (Europe) Limited served as financial advisor to ebookers and Shearman & Sterling LLP acted as legal advisor to ebookers.

The acquisition is conditional on, amongst other things, certain approvals by ebookers’ shareholders, and the sanction of the scheme of arrangement by the Court. Regulatory clearances from the relevant competition authorities in Germany and Norway will also have to be obtained.

About ebookers

ebookers offers a wide range of discount and standard price travel products including airfares, hotels, car hire, cruises and travel insurance. While ebookers specialises in online travel, with the majority of its business generated online, it also offers traditional sales or enquiry channels to customers through call centres and walk-in stores.

The Company’s management team comes largely from the travel sector. To maintain cost control, the Company established a low-cost Business Process Outsourcing facility in New Delhi, India, with approximately 950 employees. ebookers had a total staff of over 1,800 as of November 30, 2004.

About Cendant Travel Distribution Services

Cendant Corporation's (NYSE: CD) Travel Distribution Services Division, is one of the world's largest and most geographically diverse collections of travel brands and distribution businesses. The division, employing nearly 5,000 people in more than 116 countries, includes: Galileo, a leading global distribution system (GDS), serving more than 44,000 travel agencies and over 60,000 hotels; hotel distribution and services businesses (TRUST, THOR, WizCom and Neat Group); leading online travel agencies (Orbitz, CheapTickets.com, Lodging.com, HotelClub.com and RatesToGo.com); Shepherd Systems, an airline market intelligence company; Travelwire, an international travel technology and software company; Travel 2/Travel 4, a leading international provider of long-haul air travel and travel product consolidator; and Travelport, a provider of online global corporate travel management solutions.

About Cendant Corporation

Cendant Corporation is primarily a provider of travel and residential real estate services.  With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.  More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4INFOCD (877-446-3623).

Notice To Investors:

This announcement does not constitute an offer to sell or an invitation to purchase or subscribe for any securities. This announcement contains certain “forward-looking” statements within the meaning of the US Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of ebookers' and Cendant’s management and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained herein include statements about the expected effects on Cendant of the acquisition of ebookers, statements about the expected timing and scope of the acquisition, statements about estimated synergies and integration costs and all other statements in this release other than historical facts. Forward-looking statements include information about possible or assumed future financial results and usually contain words such as "believes," "intends," "expects," "anticipates," "estimates", or similar expressions. These statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from expected results due to a variety of factors, including but not limited to, the satisfaction of the conditions to the scheme of arrangement becoming effective, and Cendant's ability to successfully integrate the operations and employees of ebookers, as well as the additional factors which are reflected in Cendant’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 and ebookers’ annual report on Form 20-F for the year ended December 31, 2003, as well as in their more recent filings with the SEC. Cendant and ebookers caution investors not to place undue reliance on the forward-looking statements contained in this announcements. These statements speak only as of the date of this announcement, and neither Cendant nor ebookers undertake any obligation to update or revise the statements, risks or reasons. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

1	This statement should not be interpreted to mean that Cendant’s earnings per share in 2005 and subsequent periods will necessarily be greater than those for prior periods.

An exchange rate of $1.00 = £0.5169 has been used throughout this announcement.

Cendant Media Relations Contacts:
Neil Bennett, Maitland (UK enquiries)
+44-20-7379 5151
David Stürken, Maitland (European enquiries)
+44-20-7379 5151

Cendant Investor Relations Contacts:
Sam Levenson
+1 (212) 413-1832

Henry A. Diamond
+1 (212) 413-1920

ebookers plc
Dinesh Dhamija
Michael Healy
+44-20 7489 2451

Cubitt Consulting
(media relations adviser)
Simon Brocklebank-Fowler
Michael Henman
+44-20 7367 5100